Exhibit 21.1

ARMLOGI HOLDING INC.

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

Armstrong Logistic Inc.	California

Armlogi Truck Dispatching LLC	California

AndTech Trucking LLC	California

Amlogi Trucking LLC	California

Armlogi Group LLC	California

ANDTECH Customs Broker LLC	California